UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2008

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898

(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	46-0408024 (IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena, California 91101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Arrowhead Research Corporation (“Arrowhead”) will assume active management of Insert Therapeutics, Inc. (“Insert”) and Calando Pharmaceuticals, Inc. (“Calando”), both majority-owned subsidiaries, to focus resources on bringing multiple products to the clinic. To facilitate the centralization of the management of Insert and Calando at the Arrowhead level, on February 22, 2008, Larry G. Stambaugh stepped down from his positions as Director, Chief Executive Officer and President of Insert and Calando and will assume a consulting role to Insert and Calando to help establish partnerships with larger pharmaceutical companies. As of the same date, John G. Petrovich also stepped down from his position as Executive Vice President of each of Insert and Calando.

Messrs. Stambaugh and Petrovich will both receive severance payments upon execution of a release and waiver. Mr. Stambaugh will receive severance pursuant to the terms of his Employment Agreement, dated as of October 31, 2007, with Insert and Calando, however, in lieu of the acceleration of stock options, Mr. Stambaugh will receive 25,000 shares of unregistered common stock of the surviving entity following the merger of Insert and Calando. Mr. Petrovich will receive three months salary ($81,250). Insert and Calando are endeavoring to finalize and document the terms of these arrangements.

Effective February 26, 2008, James Hamilton, a Vice President of Arrowhead, was appointed Chief Executive Officer of each of Insert and Calando. The terms of Mr. Hamilton’s employment have not changed as result of his appointment.

Item 9.01	Exhibits

99.1	Press release dated February 28, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2008

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Paul McDonnel
Paul McDonnel Chief Financial Officer